SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported): November 19, 2001


                      Alliance Consumer International, Inc.
             (Exact name of Registrant as specified in its charter)



California                          000-27728                    87-0673375
(State or other jurisdiction   (Commission File No.)           (IRS Employer
of incorporation)                                            Identification No.)



           4970 West 2100 South, Suite 200, Salt Lake City, Utah 84120 (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (801) 886-2625








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Item 5.  Other Events

            On November 9, 2001, the Company entered into that certain Plan and Agreement of Exchange with NutraStar Incorporated, a Nevada corporation ("NutraStar") to acquire substantially all of the issued and outstanding shares of NutraStar in exchange for the issuance of 17,000,000 shares of the common stock of Company and up to 2,000,000 shares of the preferred stock of the Company at the final closing date. The closing date for the final agreements will be on or before December 6, 2001 (the "Closing"). The acquisition is subject to both parties completing their respective due diligence investigations.

            Concurrent with the Closing, the Company also intends to amend its Articles of Incorporation to authorize 10,000,000 of its Preferred Stock, designate 3,000,000 shares of the Preferred Stock as the Series A Preferred Stock, and to change its name to "NutraStar Incorporated." Upon the Closing, all of the officers and directors of the Company will resign and Patricia McPeak, the current President and Chief Executive Officer of NutraStar will be appointed as the President and Chief Executive Officer of the Company. The Company has no material assets or liabilities. Accordingly, NutraStar, as a wholly-owned subsidiary of the Company, will become the sole business of the Company at the Closing.

            Pursuant to the transaction with NutraStar and its shareholders, it is expected that there will be a change in control of the Company resulting in Ms. McPeak beneficially owning more than 63% of the outstanding shares of the common stock of the Company. At the Closing, it is anticipated that no other shareholder of the Company will beneficially own five percent or more of the outstanding shares of the common stock of the Company.

         NutraStar, together with its principal supplier, is one of the first companies that has focused on converting the beneficial elements of stabilized rice bran into "super food" products such as powders, supplement capsules, energy bars and drinks, sports wafers and skin creams. NutraStar believes that its all-natural "nutraceutical" products deliver pharmacological effects without the unwanted side effects of many pharmaceuticals. Accordingly, it is expected by NutraStar that many of its products could be used in place of some of the World's most widely distributed pharmaceuticals. NutraStar bases its belief and expectations primarily on anecdotal evidence and to a lesser extent on a number of limited clinical trials on several of its products for the treatment of Type I and Type II Diabetes, high LDL cholesterol, triglycercides, and Apolipoprotien B, and a treatment for joint pain and joint inflammation in mammals.

         NutraStar's core products are based on "stabilized rice bran" produced by The RiceX Company ("RiceX"). RiceX uses its proprietary food extrusion technology to create a stabilized rice bran using a combination of temperature, pressure, and other conditions. NutraStar believes that RiceX produces a superior stabilized rice bran product, with a combination of longer shelf life and higher nutrient content, than any other stabilized rice bran. NutraStar has an exclusive license to distribute RiceX's stabilized rice bran, as well as value-added rice bran products, for human consumption in the United States and several foreign countries.


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         A limited clinical trial has suggested that NutraStar's stabilized rice bran products may lower blood glucose levels of diabetes mellitus patients.
Since rice bran is a food product, NutraStar believes that such pharmacological effects can be reached without many of the undesirable side effects, such as those that may be present in pharmaceuticals. If further clinical trials support the beneficial effects of NutraStar's stabilized rice bran products and if the medical community widely endorses such use of NutraStar's products, then NutraStar believes that its products could replace some use of certain pharmaceuticals in the treatment of diabetes. Based on limited anecdotal evidence, NutraStar believes that its stabilized rice bran products may be beneficial in reducing high blood cholesterol and high blood lipid levels. NutraStar intends to conduct further clinical trials to investigate such effects.

         Most of NutraStar's current revenue results from wholesale sales to distributors who use NutraStar's products for base materials in their retail products. Recently, NutraGlo Incorporated, a subsidiary of NutraStar, entered into a private label distribution agreement with W. F. Young, Inc. for the equine product Absorbine Flex(TM). W.F. Young, Inc. is a significant manufacturer of equine and human products including the Absorbine line of products. NutraStar distributes its retail human products through an Internet-based website at www.nutrastar.com and through "word of mouth." In addition, NutraStar intends to explore several strategic alliances, joint ventures, and licensing agreements that will broaden its distribution channels. For the long-term, NutraStar intends to establish relationships with large multi-national food and pharmaceutical companies and foreign governments to obtain worldwide distribution of NutraStar's products.

Item 7.  Financial Statements, Pro Forma Financial Information

(a) Financial Statements of Business Acquired will be provided within 60 days from the Closing.

(b) Pro Forma Financial Information will be provided within 60 days from the Closing.

(c)  Exhibits

     2 Plan and Agreement of Exchange dated November 9, 2001 between the Company and NutraStar

     2.1  Press Release dated November 19, 2001




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    November 19, 2001

                                       Alliance Consumer International, Inc.



                                       By:   /s/ Radd C. Berrett
                                            -----------------------------------
                                               Radd C. Berrett, President